                                                                    Exhibit 12.1

                      SERVICE CORPORATION INTERNATIONAL

                      RATIO OF EARNINGS TO FIXED CHARGES



                                                                                     Three Months Ended March 31,
                                                                                        1995             1994
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                  (Thousands, except ratio amounts)
Pretax income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     77,559     $     62,932
Undistributed income of less than 50% owned equity investees  . . . . . . .                (690)             (30)
Minority interest in income of majority owned subsidiaries
    with fixed charges  . . . . . . . . . . . . . . . . . . . . . . . . . .                 767              612
Add fixed charges as adjusted (from below)  . . . . . . . . . . . . . . . .              31,520           20,471
                                                                                   ------------     ------------
                                                                                   $    109,156     $     83,985
                                                                                   ------------     ------------
Fixed charges:
    Interest expense:
         Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     25,284     $     15,624
         Financial services . . . . . . . . . . . . . . . . . . . . . . . .               2,668            2,147
         Capitalized  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 125              129
    Amortization of debt costs  . . . . . . . . . . . . . . . . . . . . . .                 134               71
    1/3 of rental expense   . . . . . . . . . . . . . . . . . . . . . . . .               3,434            2,629
    Dividends on convertible preferred stock of subsidiary  . . . . . . . .               2,695              -
                                                                                   ------------     ------------
    Fixed charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . .              34,340           20,600
    Less:   Capitalized interest  . . . . . . . . . . . . . . . . . . . . .                (125)            (129)
            Dividends on convertible preferred stock of subsidiary  . . . .              (2,695)             -
                                                                                   ------------     ------------
Fixed charges as adjusted . . . . . . . . . . . . . . . . . . . . . . . . .        $     31,520     $     20,471
                                                                                   ============     ============
Ratio (earnings divided by fixed charges) . . . . . . . . . . . . . . . . .                3.18             4.08
                                                                                   ============     ============
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